Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 17, 2020, with respect to the consolidated financial statements of FlaglerCE Holdings, LLC, contained in the Registration Statement and Prospectus of Alta Equipment Group Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus of Alta Equipment Group Inc., and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tampa, Florida

October 26, 2020